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                                                                    Exhibit 99.1

        [LETTERHEAD OF FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA]


APRIL 30, 1999

FOR IMMEDIATE RELEASE ...

     Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bank, recently announced the results of the Shareholders' Meeting of April 19, 1999.

     The shareholders overwhelmingly approved the formation of a Bank holding company, which will be named Farmers & Merchants Bancorp. The shareholders of Farmers & Merchants Bank of Central California will soon become shareholders in Farmers & Merchants Bancorp. Shares of common stock in Farmers & Merchants Bank of Central California will be exchanged on a one for one ratio into Farmers & Merchants Bancorp.

     "This reorganization modernizes our corporate structure," said Steinwert. "It will allow us to offer other competitive financial services to our customers, enhance our abilities to expand the Bank, as well as open other business opportunities not available under the current Bank structure. We are continuing to identify ways to lower our customers' cost of doing business and to provide more valuable products and services. We are confident that this new structure will help us do this, as well as enhance our ongoing efforts to improve the overall quality of life in the communities we serve."

     Headquartered in Lodi, the 83-year old Bank's 18 offices proudly serving nine central valley communities, in Sacramento, Elk Grove, Walnut Grove, Galt, Lodi, Linden, Modesto, Turlock and Hilmar.

                                                Contact:  Joyce Hartwick-Edwards
                                                                    209 367-2478